Exhibit 10.1

EMPLOYMENT AND CONSULTING AGREEMENT

This EMPLOYMENT AND CONSULTING AGREEMENT (the “Agreement”), entered into on the 28th day of January, 2008, by and between SPECTRUM CONTROL, INC. (the “Company”) and RICHARD A. SOUTHWORTH (“Southworth”) is amended by this documents as of the 9th of November 2009.

B A C K G R O U N D

WHEREAS, the Company desires to employ Southworth and Southworth desires to be employed to provide services to the Company for a period of four years commencing December 1, 2007; and

WHEREAS, after the four year Employment Term, the Company desires to engage Southworth as a consultant to the Board of Directors of the Company and Southworth desires to enter into a consulting arrangement for a period of six years following the expiration of the four year Employment Term, all on the terms and subject to the conditions, as hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I. EMPLOYMENT

1. Employment. The Company employs Southworth and Southworth accepts employment upon the terms and conditions hereinafter set forth.

2. Employment Duties and Position. Southworth’s duties hereunder during the Employment Term shall consist of performing and carrying out such duties as may be assigned to him from time to time by the Board of Directors of the Company. During Southworth’s employment with the Company, Southworth agrees to give the Company the full benefit of his business time, energy and ability, comply with the orders and conform to the instructions given to him from time to time by the Board of Directors of the Company, and to endeavor, in all cases and to the best of his ability, to promote the Company’s best interests.

3. Employment Term. Southworth shall be employed pursuant to the terms of this Agreement for a period beginning December 1, 2007, and continuing for a period of four (4) years to November 30, 2011.

4. Compensation.

(A) Base Compensation. During the first year of the Employment Term, the Company will pay Southworth an annual base salary as compensation for the services hereunder of Four Hundred Four Thousand Two Hundred Dollars ($404,200) through November 30, 2008.

(B) Year Two Compensation. During the second year of the Employment Term, the Company will pay Southworth an annual base salary as compensation for the services hereunder of Four Hundred Twenty-Four Thousand Four Hundred Ten Dollars ($424,410) through November 30, 2009.

(C) Year Three Compensation. During the third year of the Employment Term, the Company will pay Southworth an annual base salary as compensation for the services hereunder of Four Hundred Forty-Five Thousand Six Hundred Thirty Dollars ($445,630) through November 30, 2010.

(D) Year Four Compensation. During the fourth year of the Employment Term, the Company will pay Southworth an annual base salary as compensation for the services hereunder of Four Hundred Seventy Thousand Dollars ($470,000) through November 30, 2011.

(E) Other Benefits. Southworth shall be entitled to participate in the Company’s At Risk Compensation (“ARC”) Plan, option incentive program, and other employee benefit plans as may be from time to time provided for similarly situated employees of the Company, including applicable bonus and incentive programs. Southworth shall also be entitled to the same type of benefits as provided by the Company including medical, prescription, dental, 401(k), term life insurance and long term disability.

(F) Options. The Company Compensation Committee granted Southworth options for 40,000 shares of Company stock on December 3, 2007 and he shall receive an additional 40,000 shares grant each year of the balance of the term of this Employment Agreement.

5. Termination.

(A) The Employment Term shall terminate upon the occurrence of any of the following events: (i) the end of the Employment Term; (ii) immediately upon the retirement or death of Southworth; (iii) upon the close of business on the date the Company gives Southworth notice of Termination for Just Cause (as defined below); or (iv) immediately upon the occurrence of the Permanent Disability of Southworth (as defined below).

(B) For the purposes of this Agreement:

1. “Termination for Just Cause” shall mean termination of the employment of Southworth for or as a result of (i) an act or acts by Southworth, or any omission by Southworth, constituting a felony; (ii) any act of fraud; or (iii) or any breach of the terms of this Agreement by Southworth.

2. “Permanent Disability” shall mean Southworth is unable to perform the essential functions of Southworth’s job with or without reasonable accommodation as a result of a physical or mental disability or infirmity which has continued for more than one hundred twenty (120) consecutive days or for a period of two hundred (200) days within any three hundred sixty (360) day period. Southworth agrees to submit medical evidence regarding any disability or infirmity, including making himself available for medical examination, as is reasonably requested by the Company. Southworth agrees that the determination of his permanent disability by the Board of Directors shall be conclusive.

(C) If Southworth’s employment under this Agreement is terminated prior to the expiration of the Employment Term the parties agree that Southworth shall be compensated as follows:

1. If Southworth should retire or voluntarily leave the employment of the Company for any reason he shall only be entitled to receive the salary due him and any vacation pay which is accrued but unpaid as of the date of termination.

2. If Southworth should be terminated by the Company other than Termination for Just Cause, he shall be entitled to receive the salary due him and any vacation pay which is accrued but unpaid as of the date of termination. He shall also receive a severance payment equal to twelve months of his then current salary, and a payment of the amount he received under the ARC for the prior fiscal corporate year. The severance payment and the ARC payment will be made in twelve equal monthly payments.

3. If Southworth should be terminated due to Permanent Disability he shall be entitled to receive the salary due him and any vacation pay which is accrued but unpaid as of the date of termination. He shall also receive a severance payment equal to twelve months of his then-current salary. The severance payment shall be paid in twelve equal monthly installments.

4. If Southworth is terminated is due to his death, Southworth’s estate or legal representative shall be paid the salary due him and any vacation pay which is accrued but unpaid as of the date of his death. His estate shall receive a severance payment equal to twelve months of his then-current salary. The severance payment shall be paid in twelve equal monthly installments.

5. If Southworth shall be Terminated for Just Cause he shall only receive the salary due him and any vacation pay which is accrued but unpaid as of the date of termination.

(D) General.

1. Termination of Southworth’s employment pursuant to this section 5 shall release the Company and Southworth of all of their liabilities and obligations under this Agreement, except as expressly provided in Article I, Section 5, and Article III.

2. Southworth agrees that the payments expressly provided by this section 5 shall be the sole and exclusive remedy and Southworth covenants not to assert or pursue any other remedies, at law or in equity, with respect to his termination from employment during the Employment Term.

3. Change in Control Agreements. Southworth has executed a Change in Control Agreement with the Company and if such a Change in Control Agreement is in effect when a change in control would occur then Southworth shall be entitled to receive payment either under the Change in Control Agreement or under this Employment Agreement whichever would result in the highest payment to Southworth. Southworth shall only be entitled to receive payment under one of the Agreements.

4. Resignation from Corporate Board of Directors. Southworth agrees that should he retire or voluntarily leave the employment of the Company for any reason or upon termination of his duties as President and Chief Executive Officer (CEO) of the Company he will submit a letter of resignation to the Board of Directors of the company, relinquishing his position as member of the Board of Directors of the Company.

ARTICLE II. CONSULTING

1. Consulting Term. In the event Southworth is President of the Company on November 30, 2011, the Company agrees to retain Southworth as a consultant. The term of the consulting agreement will commence on December 1, 2011 and continue for a period of six years ending November 30, 2017, unless terminated sooner in a manner provided herein (the “Consulting Term”).

2. Consulting Duties. Southworth’s duties will be assigned from time-to-time by the Board of Directors of the Company. Southworth will complete assigned duties using his independent judgment, skills and experience. Although assigned duties are to be completed in a prompt, complete and reasonable fashion, the time and manner of completion shall be left to Southworth.

3. Hours. Southworth will devote such time to his duties under this Agreement as is reasonably necessary to achieve the duties assigned to him. Such duties may be performed by telephone or other form of electronic communication as is reasonably practical.

4. Compensation. For Southworth’s services hereunder, Southworth will receive total annual compensation of One Hundred Thousand and 00/100 Dollars ($100,000.00). The Company will pay Southworth on a bi-weekly basis. In the event of termination of the Agreement prior to the expiration of a month in which consulting services are performed, the Company shall pay Southworth a pro rated amount for the portion of the month prior to the date of termination. In addition, if Southworth is eligible for reasonable customary medical benefits as provided to other employees of the Company, then he shall receive the same benefits during the term of the Consulting Agreement.

5. Independent Contractor. Southworth shall act as an independent contractor and not as an employee of the Company. As such, the Company shall not be responsible for any income tax or other withholdings from the payments to Southworth.

6. Termination.

(A) The Consulting Term shall terminate upon the occurrence of any of the following events: (i) the end of the Consulting Term; (ii) immediately upon the death of

Southworth; (iii) upon the close of business on the date the Company gives Southworth notice of Termination for Just Cause; (iv) immediately upon the occurrence of the Permanent Disability of Southworth; (v) delivery of thirty (30) days’ written notice from the Company to the Consultant; or (vi) delivery of thirty (30) days’ written notice from the Consultant to the Company (“Voluntary Termination”).

(B) For the purposes of this Agreement:

1. “Termination for Just Cause” shall have the meaning set forth in Article I, Section 5(B)(1) above.

2. “Permanent Disability” shall have the meaning set forth in Article I, Section 5(B)(2) above.

(C) If Southworth’s Consulting Agreement shall be terminated prior to the expiration of the Consulting Term the parties agree that Southworth would be compensated as follows:

1. If during the Consulting Term the engagement of Southworth is terminated by the Board of Directors or the Company, Southworth shall be entitled to be compensated $100,000.00 annually for the remaining years of the Consulting Term under Terms and Conditions to be determined by the Board of Directors at the time of termination.

2. If Southworth shall be terminated by the Board of Directors or the Company due to Permanent Disability the obligation to compensation Southworth shall cease immediately upon such termination, provided however, that the Company shall pay Southworth any portion of the annual fee ($100,000.00) “earned” but unpaid through the date of termination as determined by the Company.

3. If Southworth should be terminated due to his death, the Company’s obligation to compensate Southworth shall cease immediately upon such death, provided however, that the shall pay Southworth’s estate any portion of the annual fee ($100,000.00) “earned” but unpaid through the date of termination.

4. If Southworth shall be Terminated for Just Cause by the Board of Directors or the Company, the Company’s obligation to compensate Southworth shall cease immediately upon such termination, provided however, that the Company shall pay Southworth any portion of the annual fee ($100,000.00) “earned” but unpaid through the date of termination as determined by the Company.

(D) General.

1. Termination of Southworth’s engagement pursuant to this section 6 shall release the Company and Southworth of all of their liabilities and obligations under this Agreement, except as expressly provided in Article I, Sections (5), and Article III.

2. Southworth agrees that the payments expressly provided by this section 6 shall be the sole and exclusive remedy and Southworth covenants not to assert or pursue any other remedies, at law or in equity, with respect to his termination from engagement during the Contract Term.

3. Termination of Southworth’s engagement pursuant to this section 6 shall not release Southworth from his obligations and restrictions under Article II, Section (6) and Article III, Section (1) of this Agreement.

ARTICLE III. MISCELLANEOUS PROVISIONS

1. Confidential Information.

(A) During the term of this Agreement and after the termination of this Agreement, Southworth shall not, without the written consent of the board of directors of the Company, disclose to any other person, other than an employee of the Company or its subsidiaries and affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Southworth of his duties hereunder, any Confidential Information obtained by him while in the employ, or engaged as a consultant, of the Company or its subsidiaries and affiliates. “Confidential Information” shall mean, without limitation, with respect to the contents of Company’s manuals, customers, estimating procedures, pricing structure, marketing plans, bidding procedures, the terms of any agreement of the Company or its subsidiaries and affiliates with any person, the terms of any past or present price quotations, or any related information, disclosure of which will be damaging to the Company or its subsidiaries and affiliates; provided, however, that Southworth may disclose, upon ten (10) business days advance written notice to the Company, such information as may be ordered disclosed by a judge in connection with any judicial or administrative proceeding; and, providing further, that “Confidential Information” shall not include any information known generally to the public or the industry.

(B) Southworth further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business of the Company or its subsidiaries or affiliates (or containing confidential information as provided above) made or acquired by Southworth during, and in the course of, his employment or engagement as a consultant with the Company, is and shall be the sole and exclusive property of the Company, as applicable, and shall constitute “works-for-hire.” Southworth will deliver the same (and every copy, disk, abstract, summary, or reproduction of same made by or for Southworth or acquired by Southworth) whenever Company may so require and in any event prior to or at the termination of said employment or engagement as a consultant.

2. Covenant Not To Solicit; Covenant Not To Compete.

(A) Prohibited Activities. Southworth agrees that he will not, directly or indirectly, or in concert with others (including but not limited to spouses) do the following:

1. Agreement Not To Compete During Employment With, Or While Engaged As A Consultant Of, The Company

Southworth agrees that, during his employment with the Company, while engaged as a consultant by the Company, and any period during which Southworth may be receiving severance benefits, he shall not directly or indirectly, for compensation or otherwise, alone or as an agent, principal, partner, officer, employee, trustee, director, stockholder, or in any other capacity, (1) own, manage, operate, join, control; (2) participate in the ownership, management, operation or control of; (3) furnish any capital to or be connected in any manner with; or (4) provide any services as an employee or as a consultant for any business which competes within the marketplace with the business of the Company or its subsidiaries and affiliates for which Southworth has performed services.

3. Agreement Not To Compete or Solicit Employees Following Separation From Employment or the Termination of the Consulting Engagement With The Company

Southworth further agrees that, for a six month period following the later of separation of employment, the termination of the consulting engagement or the completion of any severance benefits hereunder for any reason (Southworth’s “Date of Separation”), he shall not directly or indirectly engage in the following, or aid or counsel any other person to engage in, the following:

(a) approach or attempt to induce any employee of the Company or its subsidiaries and affiliates to leave his or her employment;

(b) approach or solicit for business any person or company who has been a customer of the Company or its subsidiaries and affiliates at any time within the twelve-month period immediately prior to the Date of Separation;

(c) approach or solicit for business any person or company to whom the Company or its subsidiaries and affiliates for which Southworth has performed services, submitted a formal written proposal within the twelve-month period immediately prior to the Date of Separation; or

(d) accept employment with a competitor to perform similar duties for a person or company unless (1) Southworth was terminated by Company without cause prior to the end of the Employment Term, or (2) the Company agrees to provide Southworth with written approval to accept such employment.

(B) Remedies. Southworth acknowledges that (i) the provisions of this section are reasonable and necessary to protect the legitimate interests of Company and its affiliates, (ii) any violation of this section will result in irreparable injury to Company and its affiliates and that damages at law would not be reasonable or adequate compensation to Company and its affiliates for a violation of this section and (iii) Company and its affiliates shall be entitled to have the provisions of this section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, unless required by law, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this section, including, without limitation, estimated future earnings. In the event that the provisions of this section should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

(C) Jurisdiction. Company and Southworth intend to and do hereby confer jurisdiction to enforce the covenants set forth in this section upon the courts of Erie, Pennsylvania. If the courts of said jurisdiction hold such covenants unenforceable in whole or in part, it is the intention of Company and Southworth that such determination not bar or in any way adversely affect the right of Company and its affiliates to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this section, such covenants being, for this purpose, severable into diverse and independent covenants.

4. Consideration. Southworth acknowledges that the consideration to Southworth in this Agreement is valuable consideration for Southworth’s covenants and obligations in this Agreement and is in addition to any consideration currently due to Southworth from the Company.

5. Injunctive Relief. Southworth expressly acknowledges that any breach or threatened breach by Southworth of any of the terms set forth in Article I, Section 2; Article III, Section 1; or Article III, Section 2 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which may be impossible to establish. Therefore, Southworth agrees to submit to the jurisdiction of the courts (federal or state) of the Commonwealth of Pennsylvania and agrees that the Company shall be entitled to injunctive relief in Pennsylvania or any other jurisdiction and any other court of appropriate jurisdiction. The provisions of this section shall survive the Employment Term.

6. Parties Benefited; Assignments. This Agreement shall be binding upon Southworth, the heirs and personal representative or representatives of Southworth, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Southworth. The Company may assign this Agreement to any affiliate of the Company or other successor in interest to the business of the Company.

7. Notices. Any notice required or permitted by this Agreement shall be in writing sent by personal delivery, or by registered or certified mail, return receipt requested, addressed to the Company, Attention: President, at its then principal office, or to Southworth at Southworth’s then current address, as the case may be, or to such other address or addressees as any party may from time to time specify in writing. Notices shall be deemed given when received.

8. Governing Law and Venue. This Agreement takes effect on the date hereof and shall be governed by, construed and enforced, in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

9. Miscellaneous. This Agreement contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties relating to the employment, or the engagement as a consultant, of Southworth, and the compensation or benefits promised to Southworth. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the party who is bound. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provision to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to Southworth pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable to Southworth hereunder after the death of Southworth shall be paid to Southworth’s estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be part of or control or affect the meaning of any provision. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by telefax) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered Employment Agreement as of the day and year first above written.

SPECTRUM CONTROL, INC.

By:
Name: G.A. Ryan
Title: Chairman of the Board

Name: Richard A. Southworth

AMENDMENT

THIS AMENDMENT (this “Amendment”) is made by and between Spectrum Control, Inc. (the “Company”) and Richard A. Southworth (the “Executive”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive mutually agree as follows:

1. Original Agreement. Reference is made to an Employment and Consulting Agreement between the Company and the Executive, dated January 28, 2008, as amended November 9, 2009 (the “Original Agreement”). The parties desire to amend the Original Agreement as provided in this Amendment. Any specially capitalized terms used, and not otherwise defined, in this Amendment shall have the meaning defined for such terms in the Original Agreement.

2. Amendment. Article II, Section 1 of the Original Agreement is amended to read in its entirety as follows:

“Consulting Term.

(a)	Subject to subsection (b) below, in the event that Southworth is President or Chief Executive Officer of the Company on November 30, 2011, the Company agrees to retain Southworth as a consultant, the term of which consulting agreement will commence on December 1, 2011 and continue for a period of six years ending November 30, 2017, unless sooner terminated in a manner provided herein (the “Consulting Term”)

(b)	In the event that there is a Change in Control with respect to the Company and Southworth is terminated as President or Chief Executive Officer of the Company before November 30, 2011, then Southworth will be retained as a consultant as provided for in this Article II and the Consulting Term shall run for six years from the date of such termination.

(c)	As used herein, the term “Change in Control” shall have the meaning set forth in that certain Change in Control Agreement dated January 8, 2010 by and between the Company and Robert J. McKenna.”

3. No Other Changes. Except as set forth in this Amendment, all of the terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties on the date indicated below.

SPECTRUM CONTROL, INC.

By:
Title:	Richard A. Southworth
Date: March 27, 2011	Date: March 27, 2011